United Airlines Series 2018-1 EETC Investor Presentation January 31, 2018 Issuer Free Writing Prospectus Filed pursuant to Rule 433(d) Registration No. 333-221865-01 Dated: January 31, 2018

Certain statements included in this presentation are forward-looking and thus reflect our current expectations and beliefs with respect to certain current and future events and anticipated financial and operating performance. Such forward-looking statements are and will be subject to many risks and uncertainties relating to our operations and business environment that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Words such as “expects,” “will,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “goals” and similar expressions are intended to identify forward-looking statements. Additionally, forward-looking statements include statements that do not relate solely to historical facts, such as statements which identify uncertainties or trends, discuss the possible future effects of current known trends or uncertainties or indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. All forward-looking statements in this presentation are based upon information available to us on the date of this presentation. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as required by applicable law. Our actual results could differ materially from these forward-looking statements due to numerous factors including, without limitation, the following: our ability to comply with the terms of our various financing arrangements; the costs and availability of financing; our ability to maintain adequate liquidity; our ability to execute our operational plans and revenue-generating initiatives, including optimizing our revenue; our ability to control our costs, including realizing benefits from our resource optimization efforts, cost reduction initiatives and fleet replacement programs; costs associated with any modification or termination of our aircraft orders; our ability to utilize our net operating losses; our ability to attract and retain customers; potential reputational or other impact from adverse events in our operations; demand for transportation in the markets in which we operate; an outbreak of a disease that affects travel demand or travel behavior; demand for travel and the impact that global economic and political conditions have on customer travel patterns; excessive taxation and the inability to offset future taxable income; general economic conditions (including interest rates, foreign currency exchange rates, investment or credit market conditions, crude oil prices, costs of aircraft fuel and energy refining capacity in relevant markets); economic and political instability and other risks of doing business globally; our ability to cost-effectively hedge against increases in the price of aircraft fuel if we decide to do so; any potential realized or unrealized gains or losses related to fuel or currency hedging programs; the effects of any hostilities, act of war or terrorist attack; the ability of other air carriers with whom we have alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; the effects of any technology failures or cybersecurity breaches; disruptions to our regional network; the costs and availability of aviation and other insurance; industry consolidation or changes in airline alliances; the success of our investments in airlines in other parts of the world; competitive pressures on pricing and on demand; our capacity decisions and the capacity decisions of our competitors; U.S. or foreign governmental legislation, regulation and other actions (including Open Skies agreements and environmental regulations); the impact of regulatory, investigative and legal proceedings and legal compliance risks; the impact of any management changes; labor costs; our ability to maintain satisfactory labor relations and the results of any collective bargaining agreement process with our union groups; any disruptions to operations due to any potential actions by our labor groups; weather conditions; and other risks and uncertainties set forth under Part I, Item 1A., “Risk Factors,” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as well as other risks and uncertainties set forth from time to time in the reports we file with the U.S. Securities and Exchange Commission. Safe harbor statement

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse toll-free at 1-800-221-1037 or Citigroup Global Markets, Inc. at 1-212-723-6171.

United Airlines, Inc. (“United” or “UAL”) intends to raise $935,140,000 through the offering of Pass Through Certificates, Series 2018-1 (the “Certificates”) Class AA face amount of $677,175,000 Class A face amount of $257,965,000 The proceeds from the offering will be used by United to finance 16 aircraft: Two Boeing 737-800 aircraft delivered in September 2017 Six Boeing 737 MAX 9 aircraft scheduled to be delivered in April and May 2018 Five Boeing 787-9 aircraft delivered or scheduled to be delivered between August 2017 and February 2018 Three Boeing 777-300ER aircraft scheduled to be delivered in March and April 2018 The Certificates offered in the transaction will include two tranches of debt: Class AA senior tranche amortizing over 12.0 years with a 42.6% (initial/maximum) loan-to-value ratio (“LTV”)(1) Class A subordinated tranche amortizing over 12.0 years with a 58.9% (initial/maximum) LTV(1) No additional aircraft will be financed to increase the offering size of the Pass Through Certificates for the Class AA or Class A United will retain the option to offer and issue additional subordinated classes of Certificates at any time on or after the issuance date of the Class AA and Class A Joint Structuring Agents: Credit Suisse and Citigroup Joint Lead Active Bookrunners: Credit Suisse, Citigroup and Goldman Sachs Depositary: Citibank, N.A. Liquidity Facility Provider: National Australia Bank Limited, acting through its New York Branch United Airlines 2018-1 EETC 1Initial LTV and Maximum LTV for the Class AA and Class A Certificates calculated as of September 1, 2018, the first Regular Distribution Date following the expected delivery of all aircraft

1 Expected ratings included for all Certificates 2 Initial LTV and Maximum LTV for the Class AA and Class A Certificates calculated as of September 1, 2018, the first Regular Distribution Date following the expected delivery of all aircraft 3 Each series of Equipment Notes will mature on the Final Expected Distribution Date for the related class of Certificates 4 The Final Maturity Date for the Certificates is the date that is 18 months after the Final Expected Distribution Date for the relevant Certificates, which represents the period corresponding to the applicable Liquidity Facility coverage of three successive semi-annual interest payments United Series 2018-1 EETC structural summary 2018-1 Class AA 2018-1 Class A Initial Face Amount $677,175,000 $257,965,000 Expected Ratings (Moody’s/Fitch)(1) Aa3 / AA A2 / A Initial LTV / Maximum LTV(2) 42.6% / 42.6% 58.9% / 58.9% Weighted Average Life (years) 8.9 8.9 Regular Distribution Dates March 1 and September 1 March 1 and September 1 Final Expected Distribution Date(3) March 1, 2030 March 1, 2030 Final Maturity Date(4) September 1, 2031 September 1, 2031 Section 1110 Protection Yes Yes Liquidity Facility Three semi-annual interest payments Three semi-annual interest payments

Two Classes of Certificates Offered Each class of Certificates will benefit from a liquidity facility covering three consecutive semi-annual interest payments Waterfall Same waterfall both before and after an event of default Interest on Preferred Pool Balance of the Class A Certificates is paid ahead of principal on the Class AA Certificates Buyout Rights After a Certificate Buyout Event, subordinate Certificate holders have the right to purchase all (but not less than all) of the then outstanding more senior classes of Certificates at par plus accrued and unpaid interest Cross-Collateralization and Cross-Default of all Aircraft The Equipment Notes will be cross-collateralized by all 16 aircraft All indentures will include cross-default provisions Collateral Aircraft types strategically core to United’s fleet operations, delivered or scheduled to be delivered new between August 2017 and May 2018 Additional Certificates United retains option to issue additional subordinated classes of Certificates at any time in the future Key structural elements

Aircraft Aircraft Narrow / Registration Manufacturer's Engine MTOW Delivery Base Value ($mm) No. Type Widebody Number Serial Number Type (lbs) Date AISI BK mba   LMM(1)                           1 Boeing 737-800 Narrow N79541 63725 CFM56-7B27E/F 174,200 Sep-17 $49.22 $48.85 $47.38   $48.48 2 Boeing 737-800 Narrow N77542 63647 CFM56-7B27E/F 174,200 Sep-17 49.31 48.85 47.38   48.51 3 Boeing 737 MAX 9 Narrow N67501 43430 LEAP-1B28 194,700 Apr-18 53.09 57.70 53.03   53.09 4 Boeing 737 MAX 9 Narrow N37502 43431 LEAP-1B28 194,700 Apr-18 53.09 57.70 53.03   53.09 5 Boeing 737 MAX 9 Narrow N27503 43434 LEAP-1B28 194,700 Apr-18 53.09 57.70 53.03   53.09 6 Boeing 737 MAX 9 Narrow N37504 43435 LEAP-1B28 194,700 May-18 53.18 57.70 53.08 53.18 7 Boeing 737 MAX 9 Narrow N47505 43433 LEAP-1B28 194,700 May-18 53.18 57.70 53.08 53.18 8 Boeing 737 MAX 9 Narrow N37506 43432 LEAP-1B28 194,700 May-18 53.18 57.70 53.08 53.18 9 Boeing 787-9 Wide N26970 60146 GEnx 1B74/75/P2 560,000 Aug-17 138.37 145.15 140.16   140.16 10 Boeing 787-9 Wide N29971 60147 GEnx 1B74/75/P2 560,000 Jan-18 140.51 146.05 143.56   143.37 11 Boeing 787-9 Wide N24972 40939 GEnx 1B74/75/P2 560,000 Jan-18 140.51 146.05 143.56   143.37 12 Boeing 787-9 Wide N24973 40941 GEnx 1B74/75/P2 560,000 Feb-18 140.74 146.05 143.68   143.49 13 Boeing 787-9 Wide N24974 40942 GEnx 1B74/75/P2 560,000 Feb-18 140.74 146.05 143.68   143.49 14 Boeing 777-300ER Wide N2645U 64989 GE90-115BL 775,000 Mar-18 159.34 163.80 160.83   160.83 15 Boeing 777-300ER Wide N2846U 64990 GE90-115BL 775,000 Mar-18 159.34 163.80 160.83   160.83 16 Boeing 777-300ER Wide N2747U 64991 GE90-115BL 775,000 Apr-18 159.60 164.40 160.96   160.96               Total               $1,596.49 $1,665.25 $1,610.35   $1,612.31 United has obtained base value desktop appraisals from three appraisers (AISI, BK and mba) Aggregate aircraft appraised value of approximately $1,612 million(1) Appraisals available in the Preliminary Prospectus Supplement Appraisals indicate a minimum collateral cushion of 57.4% and 41.1% on the Class AA and A Certificates, respectively(2), which increases over time as the Class AA and Class A debt amortizes 1 Lesser of the mean and median of the base values of each aircraft as appraised by Aircraft Information Services, Inc. ("AISI") and Morten Beyer & Agnew, Inc. ("mba") as of December 31, 2017, and by BK Associates, Inc. ("BK") as of January 16, 2018. An appraisal is only an estimate of value and should not be relied upon as a measure of realizable value 2 Minimum collateral cushion is calculated as of September 1, 2018, the Regular Distribution Date with the Maximum LTV set forth under “Loan to Aircraft Value Ratios” in the Summary of the Preliminary Prospectus Supplement Aircraft collateral summary – base values

Liquid, high quality aircraft collateral United can operate the Boeing 737-800 and Boeing 777-300ER aircraft at the highest MTOW - enhances mission capability, versatility and liquidity value Split scimitar winglets on United’s Boeing 737-800 and advanced technology winglets on United’s Boeing 737 MAX 9 aircraft – provide enhanced fuel economy and flight performance United’s Boeing 737 MAX 9 is configured for 179 passengers, similar to the Boeing 737-900ER, which serves alongside the Boeing 737-800 as the narrowbody workhorses of the fleet The Boeing 787-9 aircraft is United’s new generation midsize widebody aircraft United’s Boeing 787-9 holds 33 additional passengers compared to its Boeing 787-8 United’s Boeing 777-300ER aircraft enhances strategic opportunities for its large widebody, long-haul fleet Sized for United’s needs; Polaris Business Class cabin greatly enhances premium customer experience Replaces United’s Boeing 747-400 aircraft as the primary large widebody aircraft in the fleet 1 Lesser of the mean and median of the base values of each aircraft as appraised by AISI and mba as of December 31, 2017, and by BK as of January 16, 2018. An appraisal is only an estimate of value and should not be relied upon as a measure of realizable value Aircraft collateral – key observations Collateral fleet breakdown By appraised value (LMM)(1)

The aircraft collateral Note: Information provided by United Airlines Primary color – use for text and bullets R 0 G 34 B 68 R 0 G 34 B 68 R 127 G 127 B 127 R 237 G 183 B 43 R 98 G 168 B 227 R 87 G 44 B 95 R 0 G 34 B 68 R 0 G 89 B 179 R 205 G 32 B 44 R 237 G 183 B 43 R 98 G 169 B 227 R 68 G 1136 B 62 Use airline logos where applicable R 192 G 192 B 192 Aircraft type Boeing 737-800 Boeing 737 MAX 9 Importance to United Boeing 787-9 Boeing 777-300ER United operates 141 Boeing 737-800 aircraft, 19% of its mainline fleet, as of December 31, 2017 The Boeing 737-800 operates out of every United hub to most major spokes, accounting for a significant portion of hub-to-hub missions United’s 737-800’s are all fitted with split scimitar winglets The Boeing 737 MAX 9 has a similar size to the Boeing 737-900ER and a longer range The Boeing 737 MAX 9 provides superior economic performance – the LEAP-1B engine contributes to better fuel efficiency and lower operating costs, advanced technology winglets reduce fuel burn and revised tail reduces drag The Boeing 787-9 is United’s new generation midsize widebody aircraft The Boeing 787-9 aircraft has an additional 200 miles of range relative to the 787-8, which allows United to fly new routes such as Houston to Sydney Larger payload/passenger count (252 passengers as compared to 219 for the Boeing 787-8) Fills gap between Boeing 787-8 and Boeing 777-200ER The Boeing 777-300ER enhances strategic opportunities for United’s long-haul fleet, with key value drivers (efficiency, commonality, dependability, flexibility) generating long-term value for United United’s Boeing 777-300ER aircraft are configured for maximum MTOW, leading to higher appraised values when compared to lower limit MTOW aircraft Sized for United’s needs; Polaris Business Cabin greatly enhances premium customer experience Replaces United’s Boeing 747-400 aircraft as the primary large widebody aircraft in the fleet Allows for growth on highest demand widebody routes Two-class configuration accommodates 179 passengers, including the popular Economy Plus product

Boeing 737-800 liquidity / market update Most liquid narrowbody to date, expected to remain the most liquid single-aisle well into the future Over 180 operators Popular among a good mix of mainline, charter and low-cost carriers Good regional distribution A favorite with the leasing community Most popular NG variant among airlines and lessors Advanced technology winglet offers further improved fuel burn Currently 30 Boeing 737-800 aircraft in storage and 14 737-800 aircraft being publicly marketed as available for sale or lease (Ascend Market Commentary) Sources: Ascend Market Commentary Q4 2017 and The Boeing Company Boeing 737-800 aircraft characteristics Primary color – use for text and bullets R 0 G 34 B 68 R 0 G 34 B 68 R 127 G 127 B 127 R 237 G 183 B 43 R 98 G 168 B 227 R 87 G 44 B 95 R 0 G 34 B 68 R 0 G 89 B 179 R 205 G 32 B 44 R 237 G 183 B 43 R 98 G 169 B 227 R 68 G 1136 B 62 Use airline logos where applicable R 192 G 192 B 192 5,026 firm orders for the Boeing 737-800 4,628 delivered 398 on order 123 customers Top 5 Boeing 737-800 Airline Operators (in service / on order) Boeing 737-800 fleet distribution (in service / on order) Operator Quantity Ryanair 462 American Airlines 304 Southwest Airlines 197 China Southern Airlines 154 United Airlines 141 Total 1,258 Top 5 Boeing 737-800 Operating Lessors (in service / on order) Operator Quantity AerCap 252 GECAS 234 SMBC Aviation Capital 192 BBAM 134 Avolon Aerospace Leasing 133 Total 945

Boeing 737 MAX family liquidity / market update The Boeing 737 MAX family (MAX 7, MAX 8, MAX 9, MAX 10) is a LEAP re-engined development of the 737NG Key orders from large LCCs and major US carriers Lessors have already ordered approximately 800 aircraft Good regional distribution of orders Fuel burn savings are estimated at 14% over the 737NG, up by 1% over the initial target The Boeing 737 MAX 9 offers the same seat capacity as the Boeing 737-900ER but with an increased MTOW and extended range as compared to the Boeing 737-900ER Boeing 737 MAX aircraft characteristics Primary color – use for text and bullets R 0 G 34 B 68 R 0 G 34 B 68 R 127 G 127 B 127 R 237 G 183 B 43 R 98 G 168 B 227 R 87 G 44 B 95 R 0 G 34 B 68 R 0 G 89 B 179 R 205 G 32 B 44 R 237 G 183 B 43 R 98 G 169 B 227 R 68 G 1136 B 62 Use airline logos where applicable R 192 G 192 B 192 3,954 firm orders for the Boeing 737 MAX family 34 delivered 3,920 on order 64 customers Top 5 Boeing 737 MAX family Airline Operators (in service / on order) Boeing 737 MAX family fleet distribution (in service / on order) Operator Quantity Lion Air 200 Southwest Airlines 200 United Airlines 161 SpiceJet 142 Ryanair 110 Total 813 Top 5 Boeing 737 MAX family Operating Lessors (in service / on order) Operator Quantity GECAS 170 Air Lease 130 AerCap 100 SMBC Aviation Capital 90 Aviation Capital Group 80 Total 570 Sources: Ascend Market Commentary Q4 2017 and The Boeing Company

Boeing 787-9 liquidity / market update The Boeing 787 will likely become the benchmark product in the small/midsize widebody sector The Boeing 787-9 and -10 are expected to be the most popular variants in time Well distributed between full service, low cost and charter airlines The Boeing 787-9 variant is still expanding its operator base with orders from China on the rise Utilizes new all-composite fuselage and establishes new standards in cabin comfort There are currently no Boeing 787 aircraft in storage and none being publicly marketed as available for sale or lease Boeing 787-9 aircraft characteristics Primary color – use for text and bullets R 0 G 34 B 68 R 0 G 34 B 68 R 127 G 127 B 127 R 237 G 183 B 43 R 98 G 168 B 227 R 87 G 44 B 95 R 0 G 34 B 68 R 0 G 89 B 179 R 205 G 32 B 44 R 237 G 183 B 43 R 98 G 169 B 227 R 68 G 1136 B 62 Use airline logos where applicable R 192 G 192 B 192 Top 5 Boeing 787-9/10 Airline Operators (in service / on order) Operator Quantity Etihad Airways 71 ANA 47 United Airlines 39 KLM 32 Norwegian 31 Total 220 Top 5 Boeing 787-9/10 Operating Lessors (in service / on order) Operator Quantity Aercap 91 Air Lease 51 Avolon Aerospace Leasing 30 GECAS 14 BBAM 9 Total 195 Boeing 787-9/10 fleet distribution (in service / on order) 689 firm orders for the Boeing 787-9 265 delivered 424 on order 51 customers Sources: Ascend Market Commentary Q4 2017 and The Boeing Company

Boeing 777-300ER aircraft characteristics Primary color – use for text and bullets R 0 G 34 B 68 R 0 G 34 B 68 R 127 G 127 B 127 R 237 G 183 B 43 R 98 G 168 B 227 R 87 G 44 B 95 R 0 G 34 B 68 R 0 G 89 B 179 R 205 G 32 B 44 R 237 G 183 B 43 R 98 G 169 B 227 R 68 G 1136 B 62 Use airline logos where applicable R 192 G 192 B 192 Boeing 777-300ER liquidity / market update Bestselling widebody variant to date and core long-haul type worldwide Aircraft has cargo capacity of 201.6 cubic meters, the highest of all current commercial widebodies Newer generation Boeing 777-300ER leave the production line with improved fuel efficiencies over aircraft produced earlier in the production run Lessor, bank and securitization favorite, easily financed Enjoys a reasonably large operator base Chinese airlines are now adding Boeing 777-300ERs in large numbers to develop their transpacific networks Currently, there are four aircraft in storage, of which one will return to service and one is to enter a new lease term. There are two known Boeing 777-300ER being publicly marketed as for sale or lease Top 5 Boeing 777-300ER Airline Operators (in service / on order) Operator Quantity Emirates Airline 149 Cathay Pacific 53 Qatar Airways 48 Air France 43 Saudia 35 Total 328 Top 5 Boeing 777-300ER Operating Lessors (in service / on order) Operator Quantity GECAS 34 BBAM 30 Air Lease 27 AerCap 26 BOC Aviation 22 Total 139 Boeing 777-300ER fleet distribution (in service / on order) 839 firm orders for the Boeing 777-300ER 758 delivered 81 on order 46 customers Sources: Ascend Market Commentary Q4 2017 and The Boeing Company

Series 2016-1B EETC Investor Presentation October [23], 2017